As filed with the Securities and Exchange Commission on May 18, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NEXERA TECHNOLOGIES LTD

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7 Mezada Street

Bnei Brak, 5126112

Israel

Tel: (+972) (3) 689-9124

(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates

850 Library Ave., Suite 204

Newark, DE 19711

Tel: (302) 738-6680

(Name, address, and telephone number of agent for service)

Copies to:

Dr. Shachar Hadar, Adv.	Oded Har-Even, Esq.
Meitar | Law Offices	Angela Gomes, Esq.
16 Abba Hillel Silver Rd.	Ilana Neck Levin, Esq.
Ramat Gan 52506, Israel	Sullivan & Worcester LLP
Tel: (+972) (3) 610-3100	1251 Avenue of the Americas
New York, NY 10020
Tel: (212) 660-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MAY 18, 2026

NEXERA TECHNOLOGIES LTD

Up to 7,128,665 Ordinary Shares

This prospectus relates to the resale, by the selling shareholders identified in the table on page 8 of this prospectus, or the Selling Shareholders, or their permitted assigns, of up to 7,128,665 ordinary shares, no par value per share, or the Ordinary Shares, of Nexera Technologies Ltd, formerly known as Jeffs’ Brands Ltd, consisting of: (i) 951,763 additional Ordinary Shares, or the Additional Warrant Shares, issuable upon the exercise of certain of the Series A warrants, or the Series A Warrants, held by the Series A Investors (as defined below) to purchase up to 951,763 Ordinary Shares, including Ordinary Shares that may become issuable pursuant to certain anti-dilution adjustments described more fully in the Series A Warrants; (ii) 5,057,804 Ordinary Shares issued or issuable upon the conversion of the Fourth Promissory Note (as defined below), or the Note Shares, held by the Note Investor (as defined below), in the aggregate principal amount of $1.75 million, or the Principal Amount, including accruing interest thereon (calculated assuming a conversion price of $ 0.346) and (iii) and 1,119,098 Ordinary Shares, issuable upon the exercise of the Note Warrant (as defined below) held by the Note Investor, or the Note Warrant Shares, including Ordinary Shares that may become issuable pursuant to certain anti-dilution adjustments described more fully in the Fourth Promissory Note and the Note Warrant. The Additional Warrant Shares, the Note Shares and the Note Warrant Shares, are referred to herein collectively as the Registered Shares.

We have previously filed Registration Statements on Form F-3 covering the resale of: (1) up to 4,323 Ordinary Shares (File No. 333-277188), and (ii) up to 9,826 Ordinary Shares (File No. 333-283848), issuable upon the exercise of Series A Warrants, or together, the Previous Registration Statements, after giving effect to the Reverse Split (as defined below), or the Previously Registered Warrant Shares, issued or issuable upon the exercise of the Series A Warrants with the Securities and Exchange Commission, or the SEC, on February 20, 2024 and on December 16, 2024, respectively, which were declared effective by the SEC on February 8, 2024, and on January 3, 2025, respectively.

Following the reverse share split of our issued and outstanding Ordinary Shares, or the Reverse Split, at a ratio of 1-for-14 effected as of market open on February 17, 2026, on February 23, 2026 the exercise price and the number of Ordinary Shares issuable pursuant to the exercise of the Series A Warrants were adjusted, in accordance with the terms therein, or the Reverse Split Adjustment. Following the Reverse Split Adjustment, the exercise price of each Series A Warrant was adjusted to $3.9663 per Ordinary Share, the lowest weighted average price of the Ordinary Shares during the period commencing on February 17, 2026 and ending on February 23, 2026, and the number of Ordinary Shares underlying the Series A Warrants was adjusted to 1,115,210 (the arithmetic calculation resulting in the aggregate exercise price payable following the exercise of the outstanding Series A Warrants being equal to their aggregate exercise price on January 29, 2024, the original issuance date of the Series A Warrants).

This prospectus relates to the 951,763 Additional Warrant Shares which represent the portion of the additional amount of Ordinary Shares that are issuable under the Series A Warrant that were not registered pursuant to the Previous Registration Statements (and excluding the Series A Warrants that were exercised by means of the cashless exercise mechanism), such number determined as if the outstanding Series A Warrants were exercised in full as of the trading day immediately preceding the filing date of the Registration Statement of which this prospectus forms a part with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the Series A Warrants. We are registering the resale of the Additional Warrant Shares in order to allow the Selling Shareholders to offer the maximum number of Ordinary Shares issuable pursuant to the Series A Warrants for resale from time to time.

On June 26, 2025, we entered into a securities purchase agreement, or the SPA, with an institutional investor, or the Note Investor, pursuant to which we may issue and sell, to the Note Investor, from time to time, an aggregate principal amount of up to $100 million, or the Subscription Amount, of non-recourse convertible promissory notes, or the Promissory Notes, for an aggregate purchase price of up to $90 million. At the initial closing on June 26, 2025, or the Initial Closing, the Note Investor purchased from us a Promissory Note in the principal amount of $5.0 million, for a purchase price of $4.5 million, or the Initial Promissory Note. Subject to the conditions set forth in the SPA, beginning on December 1, 2025, we may, at our sole discretion, require the Note Investor to purchase additional Promissory Notes, or the Additional Promissory Notes, in the principal amount of up to $2.5 million per calendar quarter, at a purchase price equal to 90% of the principal amount of such Additional Promissory Notes, payable in cash. On December 9, 2025, we issued to the Note Investor a Promissory Note in the principal amount of $500,000 for a purchase price in cash of $450,000, or the Second Promissory Note.

On February 18, 2026, we entered into an addendum to the SPA, or the Addendum, pursuant to which we agreed to issue to the Note Investor, with respect to any Promissory Notes purchased by the Note Investor during the three-month period beginning December 1, 2025 and ending on February 28, 2026, or the December Quarter, a warrant to purchase a number of Ordinary Shares equal to 75% of the maximum number of Ordinary Shares issuable upon conversion of the Promissory Notes (calculated based on the Fixed Price, as defined therein) purchased during the December Quarter.

On February 18, 2026, we issued to the Note Investor an additional Promissory Note in the principal amount of $600,000 for a purchase price of $540,000, or the Third Promissory Note, and a warrant to purchase up to 178,959 Ordinary Shares, or the Previous Note Warrant.

On May 10, 2026, we entered into a second addendum to the SPA, or the Second Addendum, pursuant to which, beginning as of April 1, 2026, at each closing of the purchase of an additional Promissory Note by the Note Investor, we will issue, for no additional consideration a warrant to purchase a number of Ordinary Shares equal to 100% of the maximum number of Ordinary Shares issuable upon conversion of the Promissory Note purchased at such closing (calculated based on the then applicable Variable Price, as defined therein).

On May 10, 2026, we issued to the Note Investor an additional Promissory Note in the principal amount of $1,750,000 for a purchase price of $1,575,000, or the Fourth Promissory Note, and a warrant to purchase up to 1,119,098 Ordinary Shares, or the Note Warrant.

A Registration Statement on Form F-1 (File No. 333-288355) covering the resale of up to 5,247,776 Ordinary Shares, issued or issuable upon the conversion of the Initial Promissory Note, was filed by the Company with the SEC on July 24, 2025, and was declared effective by the SEC on August 1, 2025 and a Registration Statement on Form F-3 (333-293607) covering the resale of up to 1,372,017 Ordinary Shares, issued or issuable upon the conversion or exercise, as applicable, of the Second Promissory Note, the Third Promissory Note and the Previous Note Warrant was filed by the Company with the SEC on February 19, 2026, and was declared effective by the SEC on March 2, 2026, or collectively, the Previous Note Registration Statements.

No Ordinary Shares are being registered hereunder for sale by us. We may receive up to an additional $81.675 million in aggregate gross proceeds under the SPA from sales of Additional Promissory Notes that we elect to make to the Note Investor pursuant to the SPA, from time to time in our sole discretion. While we will not receive any proceeds from the sale of the Registered Shares by the Selling Shareholders, we may receive cash proceeds equal to the total exercise price of the Series A Warrants and the Note Warrant to the extent that the Series A Warrants and Note Warrant are exercised using cash. The current exercise price of the Series A Warrant is $1.545808 per Ordinary Share, subject to certain adjustments as set forth therein. Pursuant to the terms of the Fourth Promissory Note, the conversion price, or the Conversion Price, for each Note Share is the lower of (i) $1.73, or the Fixed Price, and (ii) 88% of the lowest daily volume weighted average price, or the VWAP, during the 20 consecutive trading days immediately preceding the applicable date of conversion or other date of determination, or the Variable Price, provided that such Variable Price may not be lower than the floor price of $0.346, or the Floor Price, per Ordinary Share. The current exercise price per Note Warrant Share is $1.56376. The Conversion Price and the exercise price of the Note Warrant are subject to adjustment from time to time in accordance with the terms and conditions of the applicable Promissory Note and the Note Warrant, as applicable.

See “Use of Proceeds” on page 6 of this prospectus. A Selling Shareholder may sell all or a portion of its Registered Shares from time to time in market transactions through any market on which our Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution” on page 13 of this prospectus.

Our Ordinary Shares and warrants issued as part of our initial public offering, or the Public Warrants, are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “NEXR” and “NEXRW,” respectively. On May 15, 2026, the last reported sale price of the Ordinary Shares and Public Warrants was $1.44 and $0.0195, respectively. There is no established market for the Series A Warrants, the Fourth Promissory Note and the Note Warrant and we do not intend to apply to list them on any securities exchange or other nationally recognized trading system.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS AND IN OUR ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2025.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2026

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

i

We are incorporated under the laws of the State of Israel and our registered office and domicile is located in Bnei Brak, Israel. Moreover, the majority of our directors and senior management are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. See “Enforceability of Civil Liabilities” for additional information.

For investors outside of the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Nexera Technologies” refer to Nexera Technologies Ltd (formerly known as Jeffs’ Brands Ltd).

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “dollars” or “$” mean U.S. dollars.

Effective as of market open on February 17, 2026, we conducted the Reverse Split. All descriptions of our share capital, including share amounts and per share amounts in this prospectus are presented after giving effect to the Reverse Split.

This prospectus incorporates by reference statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report under generally accepted accounting principles in the United States, or U.S. GAAP, as issued by the Financial Accounting Standards Board, or the FASB.

ii

OUR COMPANY

We operate, through our subsidiaries, in the fields of advanced technologies for the global homeland security, or HLS, sector and e-commerce. Our operations are conducted through three principal lines of business: KeepZone AI Inc., or KeepZone, a wholly-owned subsidiary dedicated to distributing and promoting AI-powered homeland security technologies, including 3D imaging and electromagnetic threat detection, perimeter intrusion detection, counter-unmanned aircraft systems, and multi-layered security solutions for critical infrastructure and global markets; Fort Products Limited, a legacy consumer products operation focused on pest control and remedial products, which was sold to Fort Technology Inc., or Fort Technology, in July 2025 in exchange for a controlling equity interest, with the Company having since reduced its stake in Fort while retaining control and strategic involvement in related e-commerce activities; and our ongoing legacy e-commerce activities, consisting of data-driven online retail operations (primarily on the Amazon Marketplace) conducted through the Company’s other wholly-owned subsidiaries, including Smart Repair Pro and Top Rank.

We were incorporated in Israel in March 2021, under the name Jeffs’ Brands Ltd, to provide various services, such as management, operation and logistics, marketing and financial services to our subsidiaries that operate online stores for the sale of various consumer products on Amazon, utilizing the Fulfillment by Amazon, or FBA, model.

On December 23, 2025, we announced a planned corporate rebranding to reflect our intended strategic focus on HLS and advanced technologies, or the Corporate Rebranding. The planned Corporate Rebranding began with the name change of our subsidiary “Jeffs’ Brands Holdings Inc.” to “KeepZone AI Inc.”, on December 2, 2025 and the entry of KeepZone into a distribution agreement with Scanary Ltd., an Israeli deep-tech developer of 3D imaging, electromagnetic, and AI-powered threat detection systems, on December 4, 2025, or the Scanary Agreement. We also changed the Company’s name to “Nexera Technologies Ltd”, effective as of March 26, 2026.

As of the date of this prospectus, we have seven wholly or majority owned subsidiaries, held directly by us or through our subsidiaries: Fort Technology , Smart Repair Pro, Top Rank Ltd., Fort Products Limited., KeepZone, Fort Products LLC and Pure NJ Logistics LLC, or Pure Logistics. We also hold, through our subsidiary, KeepZone, a minority interest in SciSparc Nutraceuticals Inc., or SciSparc Nutraceuticals, to whom we provide a variety of professional and business support services.

In addition to executing the Fulfilment by Amazon, or FBA business model, we utilize internal methodologies to analyze sales data and patterns on Amazon in order to identify existing stores, niches and products that have the potential for development and growth, and to maximize sales of existing proprietary products. We also use our own skills, know-how and profound familiarity with Amazon’s algorithm and all the tools that the FBA platform has to offer. In some circumstances we scale the products and improve them. As a supplement to our e-commerce operations, Pure Logistics operates a strategically located logistics center in New Jersey, which we anticipate will strengthen our supply chain and third-party service offerings. We also aim to deliver comprehensive, multi-layered security ecosystems for critical infrastructure worldwide, capitalizing on the HLS market’s significant growth potential while leveraging our expertise in data-driven operations.

ABOUT THIS OFFERING

Ordinary Shares currently issued and outstanding:	1,765,895 Ordinary Shares.

Ordinary Shares offered by the Selling Shareholders:	Up to 7,128,665 Ordinary Shares consisting of the Additional Warrant Shares, the Note Shares and the Note Warrant Shares.

Ordinary Shares to be outstanding assuming the full exercise of the Series A Warrants (but excluding the Previously Registered Warrant Shares), full conversion of the Fourth Promissory Note and full exercise of the Note Warrant:	8,894,560 Ordinary Shares.

Use of proceeds:

As of the date of this prospectus, we have received $1.575 million in gross proceeds from the issuance of the Fourth Promissory Note. We may receive up to an additional $81.675 in aggregate gross proceeds under the SPA from sales of Additional Promissory Notes that we elect to make to the Note Investor pursuant to the SPA, from time to time in our sole discretion.

We will not receive any proceeds from the sale of the Registered Shares by the Selling Shareholders. The Selling Shareholders will receive all of the proceeds from the sale of any Registered Shares sold by them pursuant to this prospectus. However, we may receive cash proceeds equal to the total exercise price of the Series A Warrants and the Note Warrant, to the extent that the Series A Warrants and the Note Warrant are exercised using cash.   We intend to use the proceeds from the cash exercise of the Series A Warrants and the Note Warrant for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors:	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 3 of this prospectus, and “Item 3. - Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2025, or the 2025 Annual Report, incorporated by reference herein, and other information included in or incorporated by reference into this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq symbol:	Our Ordinary Shares and Public Warrants are listed on the Nasdaq under the symbol “NEXR” and “NEXRW”, respectively. We do not intend to apply to list the Series A Warrants on any securities exchange or other nationally recognized trading system.

The number of Ordinary Shares to be outstanding prior to and immediately after this offering as shown above is based on 1,765,895 Ordinary Shares outstanding as of May 15, 2026. This number excludes:

●	258,367 Ordinary Shares reserved for issuance and available for future grant under our 2024 Share Incentive Option Plan, or the Incentive Plan;

●	39,825 Ordinary Shares issuable upon the vesting of restricted share units outstanding or promised under the Incentive Plan;

●	958,604 Ordinary Shares issuable upon the exercise of the Series A Warrants, at an exercise price of $1.545808 per Ordinary Share (subject to any further adjustment as provided therein), that are not being registered herein;

●	81 Ordinary Shares issuable upon the exercise of certain Series B warrants, or the Series B Warrants, at an exercise price of $0.03094 per Ordinary Share; and

●	337 Ordinary Shares issuable upon the exercise of outstanding warrants (including the Public Warrants) to purchase Ordinary Shares, at a weighted average exercise price of $45,994.05 per Ordinary Share, or, together with the Series A Warrants, the Series B Warrants and the January 2025 Warrant, the Outstanding Warrants.

RISK FACTORS

Investing in our securities involves risks. Please carefully consider the risk factors described below and those contained in our periodic reports filed with the Securities and Exchange Commission, or SEC, including those set forth under the caption “Item 3. Key Information - D. Risk Factors” in our 2025 Annual Report, which is incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

Risks Related to an Investment in our Securities and this Offering

Sales of a substantial number of our Ordinary Shares in the public market, including the resale of the Additional Warrant Shares issued or issuable to the Series A Investors, and the resale of Note Shares and Note Warrant Shares issued or issuable to the Note Investor or by our existing shareholders, could cause our share price to fall.

We are registering for resale up to 7,128,665 Registered Shares issuable to the Series A Investors and Note Investor. Sales of a substantial number of our Ordinary Shares in the public market, or the perception that these sales might occur, could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Ordinary Shares.

Our management will have immediate and broad discretion as to the use of the net proceeds from the issuance and sale of the Fourth Promissory Note and the exercise of the Series A Warrants and/or Note Warrant, if any, and may not use them effectively.

We currently intend to use the net proceeds from the issuance and sale of the Fourth Promissory Note and from the cash exercise of the Series A Warrants and/or Note Warrant for working capital and general corporate purposes. See “Use of Proceeds.” However, our management will have broad discretion in the application of any such net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from the issuance and sale of the Fourth Promissory Note and from the exercise of the Series A Warrants and/or Note Warrant. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from the issuance and sale of the Fourth Promissory Note and from the exercise of the Series A Warrants and/or Note Warrant in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

We cannot assure you that our Ordinary Shares and Public Warrants will remain listed on Nasdaq or any other securities exchange.

On January 17, 2025, the SEC approved an amendment to Nasdaq Listing Rule 5810(c)(3)(A)(iv), pursuant to which if a company fails to meet the minimum bid price requirement and has effected a reverse share split within the prior one-year period, the company will not be eligible for any compliance period and the Nasdaq Listing Qualifications Department, or the Staff, will issue a Delisting Determination under Rule 5810 with respect to that company’s securities. This change applies even if the company was in compliance with the bid price requirement at the time of its prior reverse share split. In addition, if a company’s security fails to meet the bid price requirement and the company has effected one or more reverse stock splits within the prior two-year period with a cumulative ratio of 250 shares or more to one, then the company is not eligible for any compliance period and Nasdaq will issue a Delisting Determination with respect to that security. Accordingly, there is a risk that if, within one year of the Reverse Split or any other future reverse share splits effected from time to time, our Ordinary Shares trade below $1.00 per share for 30 consecutive business days, we will not be eligible for any compliance period and the Listing Qualifications Department will issue a Delisting Determination with respect to our Ordinary Shares.

In addition, given that we have effected multiple reverse share splits within the prior two-year period, there is a risk that we may not be eligible for certain compliance periods under Nasdaq rules in the event of future non-compliance with the minimum bid price requirement.

No assurance can be given that we will remain eligible to be listed on Nasdaq. In the event that our Ordinary Shares are delisted from Nasdaq due to our failure to continue to comply with the requirements for continued listing on Nasdaq, and are not eligible for listing on another exchange, trading in our Ordinary Shares and Public Warrants may be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Ordinary Shares and Public Warrants, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Ordinary Shares and Public Warrants to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

On January 22, 2026, we received a letter, or the Letter, from the Staff, notifying us that, as of January 21, 2026, for the preceding 30 consecutive business days, our Ordinary Shares did not meet the minimum market value of publicly held shares of $1,000,000, or MVPHS, requirement for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5550(a)(5), or the Rule. On March 12, 2026, the Staff provided us with a written confirmation of compliance with the Rule, and the matter is now closed.

Should we fail to comply again with the Rule or satisfy other continued listing requirements of Nasdaq, Nasdaq may take steps to delist our Ordinary Shares and Public Warrants. Such a delisting would likely have a negative effect on the price of our Ordinary Shares and Public Warrants and would impair your ability to sell or purchase our Ordinary Shares or Public Warrants when you wish to do so. In the event of a delisting, any action taken by us to restore compliance with listing requirements may not allow our Ordinary Shares and Public Warrants to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our Ordinary Shares from dropping below the Nasdaq minimum share price requirement, or prevent future non-compliance with Nasdaq’s listing requirements.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus, including in our 2025 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our ability to raise capital through the issuance of additional securities;

●	our belief that our existing cash and cash equivalents as of December 31, 2025, will be sufficient to fund our operations through the next twelve months;

●	our ability to adapt to significant future alterations in Amazon’s policies;

●	our ability to sell our existing products and grow our brands and product offerings, including by acquiring new brands and expanding into new territories;

●	our ability to meet our expectations regarding the revenue growth and the demand for e-commerce;

●	our ability to successfully pursue, integrate, or execute upon the logistics center operations business of Pure Logistics which we acquired in March 2025;

●	our ability to successfully list the common shares of Fort Technology on a national U.S. stock exchange and realize the anticipated benefits of the acquisition;

●	Fort Technology’s ability to comply with its disclosure obligations and the annual and interim filing deadlines of the TSX Venture Exchange, or TSXV;

●	our rights as a shareholder of Fort Technology are governed by Canadian law (including applicable provincial corporate and securities laws) and TSXV policies, which may differ in material respects from the rights and responsibilities of shareholders of U.S. or Israeli companies;

●	our ability to successfully pursue and expand into the global homeland security sector through KeepZone, including KeepZone’s limited operating history which makes it difficult to evaluate our business prospects;

●	the overall global economic environment;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	our ability to retain key executive members;

●	the impact of possible changes in Amazon’s policies and terms of use;

●	projected capital expenditures and liquidity;

●	our expectations regarding our tax classifications;

●	how long we will qualify as an emerging growth company or a foreign private issuer;

●	interpretations of current laws and the passages of future laws;

●	changes in our strategy;

●	general market, political and economic conditions in the countries where our headquarters are located or in which we operate, may adversely affect our operations and limit our ability to market our products, which would lead to a decrease in revenues;

●	litigation; and

●	those factors referred to in “Item 3. Key Information - D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” of our 2025 Annual Report as well other factors in the 2025 Annual Report.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated herein by reference. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

As of the date of this prospectus, we have received $1.575 million in gross proceeds from the issuance of the Fourth Promissory Note. We may receive up to an additional $81.675 million aggregate gross proceeds under the SPA from sales of Additional Promissory Notes that we elect to make to the Note Investor pursuant to the SPA, from time to time in our sole discretion.

We will not receive any proceeds from the sale of the Registered Shares by the Selling Shareholders. The Selling Shareholders will receive all of the proceeds from the sale of any Registered Shares sold by them pursuant to this prospectus. However, we may receive cash proceeds equal to the total exercise price of the Additional Warrants Shares or the Note Shares, upon exercise of the Series A Warrants and/or the Note Warrant, as applicable to the extent that they are exercised using cash.

We intend to use the net proceeds received from the issuance of the Fourth Promissory Note and any proceeds from the exercise of the Series A Warrants and/or Note Warrant for working capital and other general corporate purposes. We may receive up to approximately $1.471 million in aggregate gross proceeds if the Series A Warrants and the Note Warrant are exercised in full using cash.

Pending our use of the net proceeds from the issuance and sale of the Fourth Promissory Note and from the cash exercise of the Series A Warrants and Note Warrant, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities, as decided by our board of directors from time to time.

capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2025:

●	on an actual basis;

●	on a pro forma basis, to give effect to: (i) the issuance of an aggregate of 80,405 Ordinary Shares upon the exercise of 156,606 Series A Warrants on a cashless mechanism; (ii) the issuance of 169,057 Ordinary Shares as compensation to certain consultants; (iii) the issuance of an aggregate of 795,451 Ordinary Shares upon the conversion of all outstanding principal and accrued interest on the initial, second and third Promissory Notes; (iv) payments of $400,000 related to the Scanary Agreement; (v) the issuance of 286,223 Ordinary Shares to the investors in the registered direct offering from January 2026, or the January Offering; (vi) the issuance of the Third Promissory Note and the Fourth Promissory Note for total gross proceeds of $2,350,000; (vii) the issuance of an aggregate of 182,156 Ordinary Shares upon the exercise of a warrant issued to the Note Investor on January 16, 2025, as amended and restated, or the January 2025 Warrant, and the exercise of a warrant issued to the Note Investor on February 18, 2026, or the February 2026 Warrant, in an aggregate gross amount of $282,000; (viii) the issuance of 1,808 Ordinary Shares under our 2024 Share Incentive Option Plan and (ix) the sale of 1,428,571 common shares of Fort, for aggregate consideration of $680,000.

●	on a pro forma as adjusted basis to give further effect to: (i) the exercise of certain of the Series A Warrants and the issuance of up to 951,763 Additional Warrant Shares in an aggregate amount of $1,471,000 assuming the conversion price of $1.545808; (ii) issuance of an aggregate of 6,176,902 Ordinary Shares upon the full conversion of the Fourth Promissory Note, assuming a conversion price of $0.346 per Note Share; and (iii) the full exercise of the Warrant, based on exercise price of $1.56376 per Warrant Share.

You should read this table in conjunction with the section titled “Item 5. Operating and Financial Review and Prospects” of our 2025 Annual Report incorporated by reference herein.

As of December 31, 2025
U.S. dollars in thousands	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalent	$1,636	$6,329	$9,530
Derivative liabilities	1,259	1,194	801
Convertible promissory note	679	1,750	-
Convertible debenture	1,688	1,688	1,688

Shareholders’ equity:
Share capital and additional paid-in-capital	31,529	35,385	40,732
Ordinary Shares, no par value: 1,500,000 Ordinary Shares authorized; 250,727 Ordinary Shares issued and outstanding (actual); 1,765,895 Ordinary Shares outstanding (pro forma); 8,894,560 Ordinary Shares outstanding (pro forma as adjusted)	-	-	-
Accumulated deficit	(19,757)	(20,209)	(20,209)
Transactions with noncontrolling interests	(319)	150	150
Noncontrolling interest	1,003	1,214	1,214
Total shareholders’ equity	12,456	16,540	21,887
Total capitalization	$16,082	$21,175	$24,376

The table above is based on 250,727 Ordinary Shares issued and outstanding as of December 31, 2025. This number excludes:

●	Up to 6,841 Previously Registered Warrant Shares issuable upon the exercise of the Series A Warrants;

●	258,367 Ordinary Shares reserved for issuance and available for future grant under our 2024 Share Incentive Option Plan; and

●	Up to 418 Ordinary Shares issuable upon the exercise of the Outstanding Warrants.

SELLING SHAREHOLDERS

January 2024 Purchase Agreement

On January 25, 2024, we entered into a definitive securities purchase agreement, or the Purchase Agreement, with certain investors, pursuant to which we issued, in a private placement of: (i) 610 Ordinary Shares; (ii) pre-funded warrants to purchase up to 266 Ordinary Shares, or the Pre-Funded Warrants; (iii) Series A Warrants to purchase up to 4,323 Ordinary Shares; and (iv) Series B Warrants to purchase up to 2,555 Ordinary Shares, or the Previously Offered Securities. The transactions contemplated under the Purchase Agreement, closed on January 29, 2024.

The Pre-Funded Warrants were immediately exercisable at an exercise price of $0.03094 per Ordinary Share and as of the date of this prospectus have been exercised in full. The initial exercise price and number of Ordinary Shares issuable under the Series A Warrants and the Series B Warrants, were subject to certain adjustments, including an adjustment determined following 30 consecutive trading days following the date on which a resale registration statement covering the resale of the Previously Offered Securities was continuously effective, or the Reset Period, based on the lowest daily average trading price of the Ordinary Shares during a period of 20 trading days, subject to a pricing floor of $2,103.92 per Ordinary Share. The Previous Registration Statement, covering the resale of the Previously Offered Securities was filed by the Company with the SEC on February 20, 2024 and was declared effective by the SEC on February 8, 2024.

Following the end of the Reset Period, the aggregate number of Ordinary Shares issuable upon the exercise of the Series A Warrants and the Series B Warrants was 4,323 Ordinary Shares and 2,555 Ordinary Shares, respectively, which was based on a Reset Price (as defined in the Series A Warrant) of $2,103.92 per Ordinary Share, the lowest daily average trading price of the Ordinary Shares on November 20, 2024.

Following a reverse split of our issued and outstanding Ordinary Shares at a ratio of 1-for-13, effected as of market open on November 20, 2024, on November 26, 2024, the exercise price and the number of Ordinary Shares issuable under the then outstanding Series A Warrants were further adjusted, in accordance with the terms therein. Following such adjustment, the exercise price was adjusted to $4,499.53 per Ordinary Share, the lowest weighted average price of the Ordinary Shares during the period commencing on November 20, 2024 and ending on November 26, 2024, and the number of Ordinary Shares underlying the Series A Warrants was adjusted to 14,148 (the arithmetic calculation resulting in the aggregate exercise price payable following the exercise of the then outstanding Series A Warrants being equal to their aggregate exercise price on January 29, 2024, the original issuance date of the Series A Warrants).

In addition, following the Reverse Split, on February 23, 2026, the exercise price and the number of Ordinary Shares issuable under the outstanding Series A Warrants were further adjusted, in accordance with the terms therein. Following the Reverse Split Adjustment, the exercise price was adjusted to $3.9663 per Ordinary Share, the lowest weighted average price of the Ordinary Shares during the period commencing on February 17, 2026 and ending on February 23, 2026, and the number of Ordinary Shares underlying the Series A Warrants was adjusted to 1,115,210 (the arithmetic calculation resulting in the aggregate exercise price payable following the exercise of the outstanding Series A Warrants to be equal to their aggregate exercise price on January 29, 2024, the original issuance date of the Series A Warrants).

In connection with the Purchase Agreement, the Company entered into a registration rights agreement with the Series A Investors, dated January 25, 2024, or the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we agreed to file the Registration Statement of which this prospectus forms a part within 60 days after the date on which substantially all of the Previously Offered Securities and Previously Registered Warrant Shares registered under the Previous Registration Statements are sold and to cause such Registration Statement of which this prospectus forms a part to be declared effective within 30 calendar days following the date of filing of the Registration Statement of which this prospectus forms a part, or, in the event of a full review by the SEC, 60 calendar days following the date of filing of this Registration Statement, or the Resale Effectiveness Date. If the Registration Statement of which this prospectus forms a part is not declared effective by the SEC by the Resale Effectiveness Date, subject to certain permitted exceptions, we will be required to pay liquidated damages to the Series A Investors.

June 2025 Notes SPA

On June 26, 2025, we entered into the SPA with the Note Investor. Pursuant to the SPA, we may issue and sell, from time to time, Promissory Notes, in the aggregate principal amount of up to $100 million, for an aggregate purchase price of $90 million (90% of the Subscription Amount). On the Initial Closing, the Note Investor purchased the Initial Promissory Note.

On December 9, 2025, we issued to the Note Investor, the Second Promissory Note in the principal amount of $500,000 for a purchase price in cash of $450,000. On February 18, 2026, we entered into the Addendum to the SPA, pursuant to which we agreed to issue to the Note Investor, with respect to any Promissory Notes purchased by the Note Investor during the December Quarter, an accompanying warrant to purchase a number of Ordinary Shares equal to 75% of the maximum number of Ordinary Shares issuable upon conversion of the Promissory Notes purchased during the December Quarter. On February 18, 2026, we issued to the Note Investor the Third Promissory Note in the principal amount of $600,000 for a purchase price of $540,000 and the Previous Note Warrant to purchase up to 178,959 Ordinary Shares.

On May 10, 2026, we entered into the Second Addendum to the SPA, pursuant to which, beginning as of April 1, 2026, at each closing of the purchase of an additional Promissory Note by the Note Investor, we will issue, for no additional consideration a warrant to purchase a number of Ordinary Shares equal to 100% of the maximum number of Ordinary Shares issuable upon conversion of the Promissory Note purchased at such closing (calculated based on the then applicable Variable Price).

On May 10, 2026, we issued to the Note Investor, the Fourth Promissory Note in the principal amount of $1,750,000 for a purchase price of $1,575,000, and the Note Warrant to purchase up to 1,119,098 Ordinary Shares, or the Note Warrant.

The Fourth Promissory Note is to be repaid in ten equal monthly payments, commencing on the eighteenth month anniversary after its issuance date, unless repaid earlier (partially or in full) at our option or if extended at the option of the Note Investor. The principal amount under the Fourth Promissory Note bears interest at a rate of 4% per annum (which will increase to 14% per annum upon an event of default, as defined in the applicable note). The outstanding amount due under the Fourth Promissory Note is convertible (partially or in full) into Ordinary Shares, at the option of the Note Investor at any time after the applicable issuance date, at a conversion price equal to the lower of (i) the Fixed Price or (ii) the Variable Price, provided that the Variable Price may not be lower than the Floor Price. Any Additional Promissory Notes will be issued on substantially the same terms.

In connection with the Fourth Promissory Note, we issued to the Note Investor, the Note Warrant to purchase up to 1,119,098 Ordinary Shares, representing a warrant coverage of 100% of the maximum number of Ordinary Shares issuable upon conversion of the Fourth Promissory Note, calculated using the then applicable Variable Price. The Note Warrant was immediately exercisable upon its issuance at an exercise price of $1.56376 per Ordinary Share (subject to any further adjustments as set forth therein) and has a term of 5.5 years from the Issuance Date. The number of the Note Shares and the Note Warrant Shares is subject to certain adjustments, as described in the terms of the Fourth Promissory Note and the Note Warrant.

The exercise of the Note Warrant is the Note Investor’s sole recourse against non-payment of the Principal Amount, Interest, and any Payment Premium (as defined in the Fourth Promissory Note), if applicable, regardless of whether the value realized from the Note Warrant and/or the Note Shares is less than the then outstanding Principal Amount, Interest, and if applicable, the Payment Premium.

The 7,128,665 Ordinary Shares being offered by the Selling Shareholders pursuant to this prospectus consist of: (i) 951,763 Additional Warrant Shares; (ii) 5,057,804 Note Shares and (iii) 1,119,098 Note Warrant Shares, such number determined as if the maximum number of Additional Warrant Shares, Note Shares and Note Warrant Shares were converted or exercised, as applicable, following their issuance, without regard to any limitations on the conversion of the Fourth Promissory Note and the exercise of the Note Warrant and the Series A Warrants.

We are registering the Registered Shares in order to allow the Selling Shareholders to offer the maximum number of Ordinary Shares issuable pursuant to a portion of the Series A Warrants, the Fourth Promissory Note and the Note Warrant, as applicable for resale from time to time. The Selling Shareholders have not had any other material relationship with us within the past three years, except that we and the Note Investor are parties to a consulting agreement entered into on December 1, 2020, as amended, pursuant to which the Note Investor provides consulting services in the fields of M&A and investment activities, in addition to the Note Investor’s previous investment in us, in private placement transactions and offerings we conducted in the past three years.

The 951,763 Additional Warrant Shares being offered by the Series A Investors pursuant to this prospectus consist of a portion of the additional amount of Ordinary Shares that are issued or issuable under the Series A Warrants and were not registered pursuant to the Previous Registration Statements, such number determined as if the outstanding Series A Warrants being registered herein were exercised in full as of the trading day immediately preceding the filing date of the Registration Statement of which this prospectus forms a part with the SEC, without regard to any limitations on the exercise of the Series A Warrants.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the Ordinary Shares by each of the Selling Shareholders. The second column lists the number of Ordinary Shares beneficially owned by each Selling Shareholder, based on its previous ownership of Ordinary Shares and other instruments exercisable into Ordinary Shares, as of May 15, 2026, assuming exercise of instruments exercisable into Ordinary Shares held by the Selling Shareholders on that date, without regard to any limitations on exercises.

The third column lists the Registered Shares being offered by this prospectus by the Selling Shareholders.

The fourth column assumes the sale of all of the Registered Shares offered by the Selling Shareholders pursuant to this prospectus.

Under the terms of the Series A Warrants, a Series A Investor may not exercise any Series A Warrants to the extent such exercise would cause such Series A Investor, together with its affiliates, to beneficially own a number of Ordinary Shares which would exceed 4.99% of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination, Ordinary Shares issuable upon exercise of the Series A Warrants which have not been exercised. The number of Ordinary Shares in the second column and third column does not reflect this limitation.

Under the terms of the Fourth Promissory Note and the Note Warrant, the Note Investor may not convert the Fourth Promissory Note into Ordinary Shares or exercise the Note Warrant, to the extent such conversion or exercise, as applicable, would cause the Note Investor, together with its affiliates, to beneficially own a number of Ordinary Shares which would exceed 4.99% of our then outstanding Ordinary Shares following such conversion or exercise, as applicable, excluding for purposes of such determination, Ordinary Shares issuable upon conversion of the Fourth Promissory Note and the exercise of the Note Warrant which have not been converted or exercise. The number of Ordinary Shares in the second column and third column does not reflect this limitation.

The Selling Shareholders may sell or has sold, all, some or none of the Registered Shares. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Ordinary Shares Beneficially Owned Prior to Offering	Maximum Number of Registered Shares to be Sold Pursuant to this Prospectus		Ordinary Shares Owned Immediately After Sale of Maximum Number of Registered Shares in this Offering		Percentage of Ordinary Shares Owned After the Offering
Anson Investments Master Fund LP(2)	236,367	234,908	(3)	1,459	(4)	*

Bigger Capital Fund, LP(5)	78,803	78,303	(6)	500	(7)	*

Intracoastal Capital LLC(8)	157,585	156,606	(9)	979	(10)	*

Boothbay Absolute Return Strategies, LP(11)	25,055	24,900	(12)	155	(13)	*

Boothbay Diversified Alpha Master Fund LP(14)	10,738	10,671	(15)	67	(16)	*

L1 Capital Global Opportunities Master Fund(17)	157,585	156,606	(18)	979	(19)	*

Omri Tuttnauer(20)	15,758	15,660	(21)	98	(22)	*

Itamar David(23)	23,636	23,538	(24)	98	(25)	*

Empery Asset Master, LTD(26)	86,673	86,112	(27)	561	(28)	*

Empery Tax Efficient, LP(29)	31,528	31,324	(30)	204	(31)	*

Empery Tax Efficient III, LP(32)	39,414	39,170	(33)	244	(34)	*

Iroquois Capital Investment Group LLC(35)	23,638	23,492	(36)	146	(37)	*

Iroquois Master Fund Ltd. (38)	70,911	70,473	(39)	438	(40)	*

L.I.A. Pure Capital Ltd. (41)	6,176,921	6,176,902	(42)	19	(46)	*

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to warrants currently exercisable, or exercisable within 60 days of May 15, 2026 are counted as outstanding for computing the percentage of each of the selling shareholders holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling shareholders. Percentage of shares beneficially owned is based on 1,765,895 Ordinary Shares outstanding on May 15, 2026.

(2)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the reported securities held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these reported securities except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(3)	Consists of 234,908 Additional Warrant Shares.

(4)	Consists of 1,459 Previously Registered Warrant Shares issuable upon the exercise of Series A Warrants.

(5)	Michael Bigger is the control person for Bigger Capital Fund. The address for Bigger Capital Fund, LP is 11700 W Charleston Blvd 170-659 Las Vegas NV 89135.

(6)	Consists of 78,303 Additional Warrant Shares.

(7)	Consists of: (i) 13 Ordinary Shares issuable upon the exercise of Outstanding Warrants and (ii) 487 Previously Registered Warrant Shares issuable upon the exercise of Series A Warrants.

(8)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under the “Exchange Act of the securities reported herein that are held by Intracoastal. The address for Intracoastal Capital is LLC, 245 Palm Trail, Delray Beach, FL 33483.

(9)	Consists of 156,606 Additional Warrant Shares.

(10)	Consists of: (i) 6 Ordinary Shares issuable upon the exercise of Outstanding Warrants, (ii) 973 Previously Registered Warrant Shares issuable upon the exercise of Series A Warrants and

(11)	Boothbay Absolute Return Strategies LP, a Delaware limited partnership ( “BBARS”), is managed by Boothbay Fund Management, LLC, a Delaware limited liability company ( “Boothbay”). Boothbay, in its capacity as the investment manager of BBARS, has delegated to Kingsbrook Partners LP, a Delaware limited partnership (“Kingsbrook”), the power to vote and the power to direct the disposition of all of the reported securities held by BBARS that are being registered hereby. Ari Glass is the Managing Member of Boothbay. Each of BBARS, Boothbay, Kingsbrook and Mr. Glass disclaim beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. The address for BBARS is c/o Kingsbrook Partners LP, 689 Fifth Avenue, 12th Floor New York, NY 10603.

(12)	Consists of 24,900 Additional Warrant Shares.

(13)	Consists of 155 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(14)	Boothbay Diversified Alpha Master Fund LP, a Cayman Islands limited partnership ( “BBDAMF”), is managed by Boothbay. Boothbay, in its capacity as the investment manager of BBDAMF, has delegated to Kingsbrook the power to vote and the power to direct the disposition of all of the reported securities held by BBDAMF. Ari Glass is the Managing Member of Boothbay. Each of BBDAMF, Boothbay, Kingsbrook and Mr. Glass disclaim beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. The address for BBDAMF is c/o Kingsbrook Partners LP, 689 Fifth Avenue, 12th Floor New York, NY 10603.

(15)	Consists of 10,671 Additional Warrant Shares.

(16)	Consists of 67 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(17)	David Feldman and Joel Arber are the Directors of L1 Capital Global Opportunities Master Fund Ltd. (“L1 Capital”). To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such shares, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities except to the extent of any pecuniary interest therein. The principal business address of the L1 Capital is 3rd Floor Zephyr House, 122 Mary Street, George Town, Grand Cayman, Cayman Islands KY1-1001.

(18)	Consists of 156,606 Additional Warrant Shares.

(19)	Consists of: (i) 6 Ordinary Shares issuable upon the exercise of Outstanding Warrants and (ii) 973 Previously Registered Warrant Shares issuable upon the exercise of Series A Warrants.

(20)	The address for Omri Tuttnauer is Bergson 7, Tel Aviv, Israel.

(21)	Consists of 15,660 Additional Warrant Shares.

(22)	Consists of 98 Previously Registered Warrant Shares issued upon the exercise of Series A Warrants.

(23)	The address for Itamar David is 283-601 Davie Steet, Vancouver BC V6B5T6 Canada.

(24)	Consists of 23,538 Additional Warrant Shares.

(25)	Consists of 98 Previously Registered Warrant Shares issued upon the exercise of Series A Warrants.

(26)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these reported securities. Ryan Lane, in his capacity as the chief investment officer of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM and Mr. Lane each disclaim any beneficial ownership of these reported securities. The address for EAM is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, NY 10020.

(27)	Consists of 86,112 Additional Warrant Shares.

(28)	Consists of: (i) 26 Ordinary Shares issuable upon the exercise of Outstanding Warrants and (ii) 535 Previously Registered Warrant Shares issuable upon the exercise of Series A Warrants.

(29)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these reported securities. Ryan Lane, in his capacity as the chief investment officer of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE and Mr. Lane each disclaim any beneficial ownership of these reported securities. The address for ETE is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, NY 10020.

(30)	Consists of 31,324 Additional Warrant Shares.

(31)	Consists of 204 Previously Registered Warrant Shares issuable upon the exercise of Series A Warrants.

(32)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the reported securities held by ETE III and may be deemed to be the beneficial owner of these shares. Ryan Lane, in his capacity as the chief investment officer of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III and Mr. Lane each disclaim any beneficial ownership of these reported securities. The address for ETE III is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, NY 10020.

(33)	Consists of 39,170 Additional Warrant Shares.

(34)	Consists of 244 Previously Registered Warrant Shares issuable upon the exercise of Series A Warrants.

(35)	Richard Abbe is the control person for Iroquois Capital Investment Group LLC. The address for Iroquois Capital Investment Group LLC is 2 Overhill Road Scarsdale, Suite 400 Scarsdale, NY 10583.

(36)	Consists of 23,492 Additional Warrant Shares.

(37)	Consists of 146 Previously Registered Warrant Shares issuable upon the exercise of Series A Warrants.

(38)	Kimberly Page is the control person for Iroquois Master Fund Ltd. The address for Iroquois Master Fund Ltd. is 2 Overhill Road Scarsdale, Suite 400 Scarsdale, NY 10583.

(39)	Consists of 70,473 Additional Warrant Shares.

(40)	Consists of 438 Previously Registered Warrant Shares issuable upon the exercise of Series A Warrants.

(41)	Kfir Silberman is the control person for L.I.A. Pure Capital Ltd. The address for L.I.A. Pure Capital Ltd. is 20 Raoul Wallenberg Tel Aviv 6971917 Israel.

(42)	Consists of (i) 5,057,804 Note Shares and (ii) 1,119,098 Note Warrant Shares.

(43)	Consists of: (i) 10 Ordinary Shares issuable upon the exercise of Outstanding Warrants and (ii) 9 Ordinary Shares issuable upon the exercise of November 2022 Warrant.

PLAN OF DISTRIBUTION

We are registering up to 7,128,665 Ordinary Shares, consisting of 951,763 Additional Warrant Shares, 5,057,804 Note Shares and 1,119,098 Note Warrant Shares issuable upon conversion of the Fourth Promissory Note and the exercise in full of the Series A Warrants and the Note Warrant, as applicable, to permit the resale of the Registered Shares by the Selling Shareholders from time to time after the date of this prospectus. We may receive up to an additional $81.675 million in aggregate gross proceeds under the SPA from sales of Additional Promissory Notes that we elect to make to the Note Investor pursuant to the SPA, from time to time in our sole discretion. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Registered Shares. However, we will receive cash proceeds equal to the total exercise price of the Series A Warrants and the Note Warrant to the extent that the Series A Warrants and Note Warrant are exercised using cash. We will bear all fees and expenses incident to our obligation to register the Registered Shares.

The Selling Shareholders may sell all or a portion of the Registered Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Registered Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Registered Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

 If the Selling Shareholders effect such transactions by selling the Registered Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Registered Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Ordinary Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Registered Shares in the course of hedging in positions they assume. The Selling Shareholders may also sell the Registered Shares short and the Registered Shares covered by this prospectus to close out short positions and to return borrowed Ordinary Shares in connection with such short sales. The Selling Shareholders may also loan or pledge the Registered Shares to broker-dealers that in turn may sell such Registered Shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the Registered owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Registered Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealer participating in the distribution of the Registered Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Registered Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Registered Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Registered Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Registered Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Registered Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Registered Shares by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Registered Shares to engage in market-making activities with respect to the Registered Shares. All of the foregoing may affect the marketability of the Registered Shares and the ability of any person or entity to engage in market-making activities with respect to the Registered Shares.

We will pay all expenses of the registration of the Registered Shares pursuant to the Registration Rights Agreement, estimated to be approximately $43,903 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Shareholders specifically for use in this prospectus, in accordance with the related Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Registered Shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus were passed upon for us by Meitar | Law Offices, Ramat Gan, Israel.

EXPERTS

The consolidated financial statements of Nexera Technologies Ltd appearing in our Annual Report on Form 20-F for the year ended December 31, 2025, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this prospectus, have been audited by Brightman Almagor Zohar & Co., Certified Public Accountants (Isr.), a firm in the Deloitte Global Network, an independent registered public accounting firm, as set forth in their report thereon, included therein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

EXPENSES

The following are the estimated expenses of this offering payable by us with respect to the Registered Shares. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$1,403
Legal fees and expenses	$35,000
Accounting fees and expenses	$7,500

Total	$43,903

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning Israel is not the most appropriate forum to bring such a claim. In Israeli courts, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process and certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC relating to the securities offered by this prospectus, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations. Effective March 18, 2026, our officers and directors are subject to the reporting provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares, but our principal shareholders are exempt from the reporting provisions. Further, our officers, directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and may furnish to the SEC, on Report of Foreign Private Issuer on Form 6-K, unaudited interim financial information.

You can review our SEC filings and the registration statements by accessing the SEC’s internet site at http://www.sec.gov. We maintain a corporate website at https://nexera-tech.io/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	our Annual Report on Form 20-F for the year ended December 31, 2025, filed on April 1, 2026;

●	our Reports of Foreign Private Issuer on Form 6-K filed on April 6, 2026, April 23, 2026, April 30, 2026 and May 12, 2026; and

●	the description of our securities contained in our Form 8-A filed on August 25, 2022 (File No. 001-41482), including as amended by Exhibit 2.13 to our Annual Report on Form 20-F filed on April 1, 2026 and any further amendment or report filed for the purpose of updating such description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: Nexera Technologies Ltd, 7 Mezada Street, Bnei Brak, 5126112 Israel. Attention: Eliyahu Zamir, Chief Executive Officer, telephone number: (+972) (3) 771-3520.

Nexera Technologies Ltd

Up to 7,128,665 Ordinary Shares

PRELIMINARY PROSPECTUS

, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under the Israeli Companies Law, or the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our Articles of Association contain such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

●	reasonable litigation expenses, including legal fees, incurred by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court (i) in proceedings instituted against him or her by the company, on its behalf or by a third party, or (ii) in connection with criminal proceedings in which the office holder was acquitted, or (iii) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party;

●	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee, the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy and that policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our Articles of Association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them. This exculpation and indemnification is limited both in terms of amount and coverage and it covers certain amounts regarding administrative proceedings insurable or indemnifiable under the Companies Law and our Articles of Association.

In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act, is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 9. Exhibits

Exhibit Number	Description of Document

3.1	Amended and Restated Articles of Association of Nexera Technologies Ltd (filed as Exhibit 1.1 to Form 20-F (File No. 001-41482) filed on April 1, 2026, and incorporated herein by reference)

4.1	Form of Series A Warrant (filed as Exhibit 4.1 to Form 6-K (File No. 001-41482) filed on January 29, 2024, and incorporated herein by reference).

4.2	Form of Convertible Promissory Note (filed as Exhibit 4.1 to Form 6-K (File No. 001-41482) filed on May 12, 2026, and incorporated herein by reference).

4.3	Form of Warrant to Purchase Ordinary Shares of Nexera Technologies Ltd (filed as Exhibit 4.2 to Form 6-K (File No. 001-41482) filed on May 12, 2026 and incorporated herein by reference).

5.1*	Opinion of Meitar | Law Offices, Israeli counsel to the Registrant.

10.1	Form of Securities Purchase Agreement (filed as Exhibit 10.1 to Form 6-K (File No. 001-41482) filed on January 29, 2024, and incorporated herein by reference)

10.2	Form of Registration Rights Agreement (filed as Exhibit 10.2 to Form 6-K (File No. 001-41482) filed on January 29, 2024, and incorporated herein by reference)

10.3	Securities Purchase Agreement dated June 26, 2025, by and between Jeffs’ Brands Ltd and L.I.A Pure Capital Ltd. (filed as Exhibit 10.1 to Form 6-K (File No. 001-41482) filed on June 26, 2025, and incorporated herein by reference).

10.4	Addendum No. 1 to Securities Purchase Agreement, dated February 18, 2026, by and between Jeffs’ Brands Ltd and L.I.A Pure Capital Ltd. (filed as Exhibit 10.1 to Form 6-K (File No. 001-41482) filed on February 19, 2026, and incorporated herein by reference).

10.5	Addendum No. 2 to Securities Purchase Agreement, dated May 10, 2026, by and between Nexera Technologies Ltd and L.I.A Pure Capital Ltd. (filed as Exhibit 10.1 to Form 6-K (File No. 001-41482) filed on May 12, 2026, and incorporated herein by reference).

23.1*	Consent of Brightman Almagor Zohar & Co., Certified Public Accountants (Isr.), a firm in the Deloitte Global Network.

23.2*	Consent of Meitar | Law Offices (included in Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page of this registration statement).

107*	Filing Fee Table.

*	Filed herewith

Item 10. Undertakings

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Bnei Brak, State of Israel on May 18, 2026.

NEXERA TECHNOLOGIES LTD

By:	/s/ Eliyahu Zamir
Eliyahu Zamir
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Nexera Technologies Ltd hereby constitute and appoint Eliyahu Zamir and Ronen Zalayet with full power of substitution, our true and lawful attorney-in-fact and agent to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-3, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Eliyahu Zamir	Chief Executive Officer	May 18, 2026
Eliyahu Zamir	(Principal Executive Officer)

/s/ Ronen Zalayet	Chief Financial Officer	May 18, 2026
Ronen Zalayet	(Principal Financial and Accounting Officer)

/s/ Oz Adler	Chairman of the Board of Directors	May 18, 2026
Oz Adler

/s/ Amitay Weiss	Director	May 18, 2026
Amitay Weiss

/s/ Liron Carmel	Director	May 18, 2026
Liron Carmel

/s/ Tali Dinar	Director	May 18, 2026
Tali Dinar

/s/ Moshe Revach	Director	May 18, 2026
Moshe Revach

/s/ Tomer Etyoni	Director	May 18, 2026
Tomer Etyoni

/s/ Israel Berenstein	Director	May 18, 2026
Israel Berenstein

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates duly authorized representative in the United States of Nexera Technologies Ltd, has signed this registration statement on May 18, 2026.

Puglisi & Associates

/s/ Donald J. Puglisi
Donald J. Puglisi Managing Director